Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 002-84202 on Form S-8 of the Herman Miller, Inc. Profit Sharing and 401(k) Plan of our report dated June 28, 2013 appearing in this Annual Report on Form 11-K of the Herman Miller, Inc. Profit Sharing and 401(k) Plan for the year ended December 31, 2012.

/s/Crowe Horwath LLP

Grand Rapids, Michigan
June 28, 2013